                                                                     EXHIBIT 2.6



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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                      TRANSWESTERN PUBLISHING COMPANY LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY,

                                DALE R. ENGBERSON

                                       AND

                               RHONDA L. ENGBERSON

                                      DATED
                                      AS OF

                                  JULY 16, 1998



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

                                TABLE OF CONTENTS

                                                                                               PAGE
ARTICLE 1 -  CERTAIN DEFINITIONS.............................................................   1

ARTICLE 2 - PURCHASE AND SALE................................................................   4

        2.1    Stock Purchase................................................................   4

        2.2    Purchase Price................................................................   4

        2.3    Closing Transactions..........................................................   5
               (a)    Closing................................................................   5
               (b)    Closing Deliveries.....................................................   5

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
        CONCERNING THE COMPANY...............................................................   6

        3.1    Representations and Warranties of Seller......................................   6
               (a)    Organization, Qualification and Corporate Power........................   6
               (b)    Authorization of Transaction; Execution and Delivery...................   6
               (c)    Capital Stock and Related Matters......................................   7
               (d)    Subsidiaries; Investments..............................................   7
               (e)    Noncontravention.......................................................   7
               (f)    Governmental Consent...................................................   7
               (g)    Recent Events..........................................................   8
               (h)    Intellectual Property..................................................   9
               (i)    Contracts and Commitments..............................................   9
               (j)    Financial Statements..................................................   10
               (k)    Accuracy of Information Furnished.....................................   10
               (l)    Customer Contract Receivables; Advance Payments.......................   10
               (m)    Legal Compliance with Laws............................................   10
               (n)    Litigation; Proceedings...............................................   11
               (o)    Title and Sufficiency of Assets.......................................   11
               (p)    Directory Listings....................................................   11
               (q)    Brokers' Fees.........................................................   11
               (r)    Tax Matters...........................................................   11
               (s)    Title and Condition of Real Properties................................   13
               (t)    Insurance.............................................................   13
               (u)    Employees.............................................................   14
               (v)    Employee Benefit Plans................................................   14
               (w)    Environmental and Safety Matters......................................   16
               (x)    Affiliated Transactions...............................................   17
               (y)    Customers and Suppliers...............................................   17

               (z)    Undisclosed Liabilities...............................................   17
               (aa)   Disclosure............................................................   17

        3.2    Representations and Warranties of Sellers....................................   17
               (a)    Authority and Power...................................................   17
               (b)    No Breach.............................................................   18
               (c)    Title to Company Stock................................................   18
               (d)    Brokerage.............................................................   18
               (e)    Litigation............................................................   18
               (f)    Compliance with Laws..................................................   18
               (g)    Company Transactions..................................................   19

        3.3    Representations and Warranties of Purchaser..................................   19
               (a)    Organization..........................................................   19
               (b)    Authorization of Transaction..........................................   19
               (c)    Noncontravention......................................................   19
               (d)    Governmental Consent..................................................   19
               (e)    Brokers' Fees.........................................................   19
               (f)    Investment Purposes...................................................   19

ARTICLE 4 - ADDITIONAL AGREEMENTS...........................................................   20

        4.1    Post-Closing Assistance......................................................   20

        4.2    Confidentiality..............................................................   20
               (a)    Information Concerning the Parties....................................   20
               (b)    Notice of Compulsory Disclosure.......................................   20
               (c)    Non-Competition.......................................................   20

        4.3    Indemnification..............................................................   21

        4.4    Arbitration..................................................................   23

        4.5    Tax Matters..................................................................   25

        4.6    Miscellaneous................................................................   25
               (a)    Representations and Warranties........................................   25
               (b)    No Third Party Beneficiaries..........................................   25
               (c)    Entire Agreement......................................................   26
               (d)    Succession and Assignment.............................................   26
               (e)    Counterparts..........................................................   26
               (f)    Headings..............................................................   26
               (g)    Notices...............................................................   26
               (h)    Governing Law.........................................................   27
               (i)    Amendments and Waivers................................................   27

               (j)    Severability..........................................................   27
               (k)    Expenses..............................................................   27
               (l)    Taxes; Recording Charges..............................................   27
               (m)    Construction..........................................................   27
               (n)    Incorporation of Exhibits and Schedules...............................   28
               (o)    Number and Gender.....................................................   28

SCHEDULES                                                               Section Reference
                                                                        -----------------
          Net Asset Value
          Asset Value Methodology Schedule                                   2.2(b)
          Contracts Schedule                                                 3.1(i)
          Qualifications Schedule                                            3.1(a)
          Capitalization Schedule                                            3.1(c)(i)
          Recent Events Schedule                                             3.1(g)
          Intellectual Property Schedule                                     3.1(h)
          Contracts Schedule                                                 3.1(i)
          Financial Statements Schedule                                      3.1(j)
          Litigation Schedule                                                3.1(n)
          Taxes Schedule                                                     3.1(r)(i)
          Leased Property Schedule                                           3.1(s)(ii)
          Insurance Schedule                                                 3.1(t)
          Employees Schedule                                                 3.1(u)
          Employee Benefits Schedule                                         3.1(v)(ii)
          Environmental Schedule                                             3.1(w)
          Affiliated Transactions Schedule                                   3.1(x)

                            STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 16, 1998, by and among TransWestern Publishing Company LLC, a Delaware limited liability company ("Purchaser") and Dale R. Engberson and Rhonda L. Engberson, the sole shareholders of the Company (each, a "Seller" and together, "Sellers"). Purchaser and Sellers sometimes are referred to individually as a "Party" and collectively as the "Parties."

               Each of the Company and Purchaser is in the business of printing, publishing and distributing telephone directory "yellow pages."

               The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share (the "Company Stock"). Sellers own beneficially and of record 100% of the outstanding Company Stock. On the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from each Seller and each Seller desires to sell to Purchaser, all of the outstanding shares of Company Stock owned by such Seller.

               NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:


                         ARTICLE 1 - CERTAIN DEFINITIONS

               "Advance Payment" means a customer payment made with respect to any Customer Contract associated with any edition of any Directory prior to publication of such edition.

               "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

               "Company" means Target Directories of Michigan, Inc., a Michigan corporation.

               "Company Transaction" means any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation or share exchange, (iii) acquisition or purchase of securities or assets or (iv) similar transaction or business combination involving Sellers, the Company or the Directories, or any proposal or offer (whether oral or written) in respect thereof.

               "Customer Contract" means any written contract or agreement (other than trade contracts) between the Company and any of its customers (or under which the Company has rights) which has been entered into and signed by the parties thereto in connection with the publication of the Directories and corresponding provision of Directory Services.

               "Directories" means, collectively, the Greater Lenawee Directory and the Greater Hillsdale/Branch Directory.

               "Directory Services" means the printing and publishing of advertisements in any Directory.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

               "Escrow Agent" means Key Bank, N.A., a national banking association.

               "Escrow Agreement" means the escrow agreement dated as of the date hereof by and among the Escrow Agent, Purchaser and Seller.

               "Future Editions" means, collectively, any edition of any of the Directories which is published after the Closing Date.

               "Greater Hillsdale/Branch Directory" means the telephone directory as owned by Seller on the date hereof which covers Hillsdale County, Michigan and Branch County, Michigan.

               "Greater Lenawee Directory" means the telephone directory owned by Seller as of the date hereof which covers Lenawee County, Michigan.

               "Intellectual Property" means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, and corpo rate names and registrations and applications for registration thereof, (iii) copyrights and registra tions and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confi dential business information (including ideas, formulas, compositions, inventions (whether patent able or unpatentable and whether or not reduced to practice), know-how, manufacturing and produc tion processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

               "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

               "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge, of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the Company or any of its Affiliates or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

               "Loss" means any loss, Liability, damage or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

               "Material Adverse Effect" means any change, event or occurrence which has a material adverse effect upon the assets, business, operations or condition (financial or otherwise) of the Company or any Directory or the Directories considered as a whole.

               "Net Asset Value" means the excess of the Company's Cash, Cash Receivables and all fixed assets (excluding intangible assets) over the Company's liabilities (excluding all costs and expenses incurred in connection with the consummation of the transactions contemplated herein); provided that in determining New Asset Value hereunder, the Parties shall take into account those categories of items identified on, and follow the methodology and accounting principles set forth in, the attached "Net Asset Value Schedule." In computing Net Asset Value, all accounting entries will be taken into account regardless of their amount, all known errors and omissions with respect to those categories of items identified on the New Asset Value Schedule will be corrected and all known proper adjustments will be made.

               "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice of the Company (including with respect to quantity and frequency) during the twelve-month period prior to the date hereof.

               "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

               "Prior Editions" means, collectively, all editions of any Directory which have a publication date prior to the Closing Date.

               "Tax" or "Taxes" means any federal, state, local, or foreign income, (including the Michigan Single Business Tax), gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                          ARTICLE 2 - PURCHASE AND SALE

                2.1 Stock Purchase. On the terms set forth in this Agreement, at the closing of the transactions contemplated herein on the date hereof (the "Closing"), Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Purchaser, free and clear of any Liens, all of the outstanding shares of Company Stock owned by Seller.

                2.2 Purchase Price.

                (a) The total purchase price payable by Purchaser to Seller for the Company Stock owned by Seller (the "Purchase Price") shall be $5,327,211.03 (the "Estimated Purchase Price"), as may be adjusted pursuant to clause (e) of this Section 2.2.

                (b) In connection with the determination of the Estimated Purchase Price, as of the date hereof, Purchaser has caused its accountants to prepare and deliver to Sellers a statement setting forth its calculation of the Company's Net Asset Value as of June 30, 1998 (the "June Net Asset Value"), and Sellers have agreed to the June Net Asset Value and the items set forth in such statement.

                (c) As soon as practicable but not later than 45 days following the Closing, Purchaser shall cause its accountants to prepare and deliver to Sellers a balance sheet for the Company as of the closing of business on the date hereof, together with a statement (the "Closing Statement"), setting forth Purchaser's determination of the Net Asset Value (and the components thereof) as of the Closing Date (the "Closing Net Asset Value"). During such forty-five (45) day period, Sellers may challenge the Closing Statement and Purchaser's calculation of the Closing Net Asset Value. Any such challenge by Seller must be made by delivery to Purchaser of a detailed statement setting forth such objections thereto (the "Sellers' Statement"). If the Sellers' Statement is not delivered to the Purchaser within such forty-five (45) day period, the Closing Statement and the Closing Net Value set forth therein shall immediately become final, binding and non-appealable by the Parties.

                (d) The Parties shall negotiate in good faith to resolve any objections set forth in Sellers' Statement, but if the Parties do not reach a final resolution within fifteen (15) days after Purchaser has received the Sellers' Statement, Purchaser and Sellers shall select an accounting firm mutually acceptable to both of them to resolve any remaining objections. If such Parties are unable to agree on the choice of an accounting firm, they shall select one of the five largest national accounting firms (or any of their respective successors) by lot (after excluding their respective regular outside accounting firms). The selection of the accounting firm shall be conclusive, final, binding and non-appealable by the Parties. The accounting firm so selected (the "Accounting Firm") shall prepare a written report to the Parties which shall address its resolution of the disputed items and shall make any required adjustments to the Closing Statement and Purchaser's calculation of the Closing Net Asset Value to reflect the resolution of all disputed items. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay one-half of the fees and expenses of the Accounting Firm.

                (e) Within five (5) business days after the date on which the Closing Net Asset Value Sheet is finally determined pursuant to this
        Section 2.2, the Estimated Purchase Price shall be adjusted as follows:

                        (i) if the Closing Net Asset Value exceeds the June Net
                Asset Value, Purchaser shall deliver to Sellers an amount equal to such excess, by wire transfer of immediately available funds to a bank account designated by Sellers; and

                        (ii) if the Closing Net Asset Value is less than the
                June Net Asset Value, Sellers shall deliver to Purchaser an amount equal to such deficiency, by wire transfer of immediately available funds to a bank account designated by Purchaser.

                2.3 Closing Transactions.

                (a) Closing. The Closing shall take on the date hereof in accordance with the terms set forth herein.

                (b) Closing Deliveries. In connection with the Closing, the Parties shall take the following actions (as of, or promptly following the deliver of funds described in (i) below)):

                        (i) Purchaser shall deliver to Sellers $4,527,211.03, by
                wire transfer of immediately available funds to an account jointly designated by Sellers;

                        (ii) Purchaser shall deliver to the Escrow Agent the
                amount of $800,000 (the "Escrow Amount") to be held and disbursed in accordance with the Escrow Agreement;

                        (iii) Sellers shall deliver to Purchaser stock
                certificates representing all of the outstanding shares of the Company Stock, free and clear of all Liens, together with such warranty bills of sale, assignments, stock powers and other documents or instruments as shall be reasonably necessary to convey to Purchaser full right, title and interest in and to such shares;

                        (iv) the Company shall deliver to Purchaser evidence
                that all Liens in any of the Company's businesses, assets, properties and operations have been released;

                        (v) each Seller shall certify to Purchaser that all
                governmental or third party filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained for the transfer to Purchaser of the Company Stock have been duly made and obtained without conditions or requirements that are materially adverse to Purchaser;

                        (vi) Purchaser shall deliver to Sellers a certificate
                signed by an officer of Purchaser to the effect that all governmental or third party filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained by

                Purchaser for the transfer to Purchaser of the Company Stock have been duly made and obtained without conditions or requirements that are materially adverse to Sellers;

                        (vii) Dykema Gossett PLLC, counsel to Sellers and the
                Company, shall deliver to Purchaser an opinion in form and substance reasonably satisfactory to Purchaser;

                        (viii) the Company shall deliver to Purchaser a good
                standing certificate of the Company issued by the Secretary of State of the State of Michigan, dated as of a date within ten
                (10) days prior to the Closing Date;

                        (ix) the Company shall deliver to Purchaser a copy of
                its Articles of Incorporation, as effect as of the date hereof, certified by the Secretary of State of Michigan and copy of its bylaws as an effect as of the date hereof, as certified by an officer of the Company; and

                        (x) each Seller and each of the other principals of the
                Company designated by Purchaser shall execute and deliver to Purchaser a non-compete agreement in form and substance satisfactory to Purchaser.


                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

               3.1 Representations and Warranties of Seller. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Purchaser that:

                (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. The Company is qualified to conduct business in each of the jurisdictions indicated on the attached "Qualifications Schedule" which jurisdictions represent all of the jurisdictions in which the conduct of its business or its ownership of property require it to be so qualified.

                (b) Authorization of Transaction; Execution and Delivery. The Company has full requisite corporate power and authority and all material licenses, permits and authorization necessary to own and operate its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Company has obtained all consents and approvals that are necessary to the consummation of the transactions contemplated hereby.

               (c)    Capital Stock and Related Matters.

               (i) The authorized capital stock of the Company is 50,000 shares of common stock, of which, immediately prior to the transactions contemplated herein, 200 shares are issued and outstanding ("Outstanding Shares").

               (ii) The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, or any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable.

               (iii) There are no statutory or contractual stockholders preemptive rights or rights of first refusal with respect to the sale of the Company Stock hereunder. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the sale of the Company Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

               (iv) The Company is not a party to or bound by any agreement with respect to a Company Transaction other than this Agreement.

               (d) Subsidiaries; Investments. The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person and the Company does not have any Subsidiaries.

               (e) Noncontravention. Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, termi nate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, the Company's articles of incorporation or bylaws, or any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, instrument of indebtedness, Lien, or other arrangement by which the Company is bound or affected or to which the Company Stock or any assets of the Company is subject, or any law, statute, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which the Company is subject or to which the Company Stock or any assets of the Company is subject.

               (f) Governmental Consent. The Company is not required to give any notice to, make any material declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

               (g) Recent Events. Except as described in the attached "Recent Events Schedule", since December 31, 1997, the Company has not experienced any change that has had a Material Adverse Effect. Without limiting the generality of the foregoing, since such date:

                      (i) the Company has not sold, leased, transferred,
               assigned encumbered, mortgaged or pledged any of its properties or assets;

                      (ii) the Company has not entered into any agreement,
               contract, lease or license or other transaction with respect to the Directories (or any series of related agreements, contracts, leases or licenses) other than in the Ordinary Course of Business;

                      (iii) no party (including, without limitation, the Company and Seller) has, accelerated, terminated, modified or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $5,000 to which the Company is a party or by which the Company is bound and no party intends to take such action;

                      (iv) the Company has not failed to make or delayed or
               postponed the payment of accounts payable relating to or affecting the Directories or the operation of the Directories or other Liabilities associated with the operation of the Directories outside the Ordinary Course of Business;

                      (v) there has not been any other material occurrence,
               event, incident, action, failure to act or other transaction outside the Ordinary Course of Business;

                      (vi) the Company has not increased or decreased billing
               rates under its Customer Contracts and has not agreed to payment terms under any Customer Contract other than in the Ordinary Course of Business;

                      (vii) the Company has not suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights to any asset, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

                      (viii) the Company has not received any indication that
               any customer or supplier will cease, reduce or adversely affect the rate of business done with it;

                      (ix) the Company has not made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons;

                      (x) except as agreed with Purchaser in connection with this Agreement, the Company has not granted any increase in the base compensation of, or made any other change in the employment terms for, any of its directors, officers and employees (other than in the ordinary course of business) or adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers and employees (other than in the ordinary course of business); or

                      (xi) the Company has not committed to any of the foregoing.

               (h) Intellectual Property. The attached "Intellectual Property Schedule" contains a complete and accurate list of all Intellectual Property owned or used by the Company in connection with its ownership and publication of the Directories and the operation of its business and such Intellectual Property comprises all proprietary or other intellectual property rights necessary for operation and publication of the Directories as currently operated and published. The Intellectual Property Schedule identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property that the Company owns in connection with the operation of the Directories: (i) the Company possesses all right, title, and interest in and to the item; (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to Sellers' knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item. The Company has taken all necessary or desirable action to protect each item of Intellectual Property that it owns.

               (i) Contracts and Commitments. The Company has delivered to Purchaser a true and complete list of all Customer Contracts associated with the Directories (the "Customer List"). Except as set forth on the Customer List, the Company is not party to any Customer Contract or any other written or oral contract or commitment that relates to the provision of Directory Services in connection with any Directories (including, without limitation, any contract with a third party or parties relating to the purchase or sale by the Company of services or products relating to any Directories), or any other agreement material to the operation of the Company's businesses, whether or not entered into in the Ordinary Course of Business. The Company has delivered or otherwise made available to Purchaser a correct and complete copy of the standard forms of Customer Contract used in connection with any Directories and each written agreement (including all amendments thereto) identified on the Contracts Schedule. The Contracts Schedule identifies all contracts (other than Customer Contracts) associated with the Prior Editions and, to the extent available, the Future Editions. With respect to each written agreement so identified, except as otherwise would result in a Material Adverse Effect: (A) the written agreement is legal, valid, binding, enforceable, and will continue to be in full force and effect after the consummation of the transactions contemplated hereby; (B) the written agreement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Closing Date; and (C) neither the Company nor any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or permit termination, modification, or acceleration (in each case, other than by Seller), under the written agreement. The Company has not waived or modified any limitation on liability or similar provision in any Customer Contract.

               (j) Financial Statements. The attached "Financial Statements Schedule" contains the following financial statements (the "Financial Statements"):

                      (i) the unaudited consolidated and consolidating balance
               sheets of the Company as of December 31, 1995, December 31, 1996, and December 31, 1997, and the related statements of income, changes in stockholders' equity and cash flow for the twelve-month period then ended; and

                      (ii) the unaudited balance sheet of Seller as of June 30,
               1998 (the "Latest Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flow for the six-month period then ended.

        Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the books and records of the Company (which, in turn, are accurate and complete) and presents fairly the financial condition and results of operations of the Company in accordance with the accounting principles following by the Company, consistently applied throughout the periods covered thereby.

               (k) Accuracy of Information Furnished. No representation or warranty of the Company contained in this Agreement or in any document delivered to Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby (including, without limitation, any Customer Contract, customer list, or other records or data compiled in connection with the Directories) contains or will contain as of the date such representation and warranty is made or other document has been, is or will be furnished, any untrue statement of a material fact or omitted, omits, or will omit to state as of the date such representation or warranty is made or such document is or will be furnished, any material fact which is necessary not to make the statement contained herein or therein not misleading.

               (l) Customer Contract Receivables; Advance Payments. The receivables associated with Customer Contracts reflected on the books and records of the Company as of the date hereof are bona fide receivables recorded in the Ordinary Course of Business. The Advance Payments associated with Customer Contracts reflected on the books and records of the Company as of the Closing Date are bona fide Advance Payments recorded in the Ordinary Course of Business. Such books and records of the Company identify receivables associated with the Prior Editions and the Future Editions, respectively.

               (m) Legal Compliance with Laws. The Company has complied (and is in compliance) with and has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof with respect to its business or any of the Directories and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or, threatened in writing against the Company alleging any such violation. The Company has complied (and is in compliance) with permits, licenses and other authorizations required for publication of the Directories and the provision of Directory Services. There are no permits, filings, notices, licenses, consents, authorizations, accreditation, waivers and approvals of, to or with any governmental or third party entity which are (or required to be) used by the Company or required for ownership of its assets or the publication and operation of the Directories (as presently operated and published by the Company and as proposed to be operated after the date hereof).

               (n) Litigation; Proceedings. Except as set forth in the attached "Litigation Schedule," there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims against or affecting the Company or the Directories or to which the Company or the Directories may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing; the Company is not subject to any judgment, order or decree of any court or governmental agency; the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

               (o) Title and Sufficiency of Assets. The Company owns good and marketable title, or has a valid and enforceable lease or license, free and clear of all Liens, to all real property and all personal and intangible personal property and assets used by the Company or located on its premises or shown on the Latest Balance Sheet, except for Liens for current Taxes not yet due and payable.

               (p) Directory Listings. Each of the directory listings associated with the Directories has been published in the Ordinary Course of Business and in accordance with customary practices currently prevailing in the telephone directory industry for companies of a size comparable to the Company. No such listing has been published in violation of any applicable law, code or regulation. The Company has provided Purchaser with copies of all invoices (or other evidence reasonably satisfactory to Purchaser) relating to the purchase by the Company of the white page listings and yellow page listings used or to be used in connection with the printing and publication of any Directory.

               (q) Brokers' Fees. The Company does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or which Purchaser or any other party could become liable or obligated.

               (r)    Tax Matters.

                      (i) The Company timely filed all Tax Returns required to
               be filed by it, and all such Tax Returns are true and accurate in all material respects. Except as set forth in the attached "Taxes Schedule," all Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid.

                      (ii) Except as set forth in the Taxes Schedule:

                             (A) no deficiency or proposed adjustment which has
                      not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

                             (B) the Company has not consented to extend the
                      time in which any Tax may be assessed or collected by any taxing authority;

                             (C) the Company has not requested or been granted
                      an extension of the time for filing any Tax Return to a date later than the date hereof;

                             (D) there is no action, suit, taxing authority
                      proceeding or audit now in progress, pending or, to the Sellers' knowledge, threatened against or with respect to the Company with respect to any Tax;

                             (E) the Company has not been a member of an
                      Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return;

                             (F) the Company is not a party to or bound by any
                      Tax allocation or Tax sharing agreement and the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

                             (G) the Company does not reasonably expect any
                      taxing authority to claim or assess any additional Taxes for any period;

                             (H) the Company does not have any obligation to
                      make any payment that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

                             (I) no claim has ever been made by a taxing
                      authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

                             (J) the Company has withheld and paid all Taxes
                      required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                             (K) the Company has not been a United States real
                      property holding corporation within the meaning of Code
                      Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                      (iii) The Company is only required to file a state Tax
               Return in the State of Michigan.

                      (iv) The Company's unpaid Taxes attributable to all
               periods (or portions thereof) ending as of the Closing Date will not exceed the aggregate amount taken into account in the determination of the June Net Asset Value (as such amount may be adjusted and reflect in the final Closing Statement); provided, however, that the foregoing representation is conditioned upon the assumptions that (A) the Company's 1997 Tax year would have ended on the Closing Date, and (B) no operations, tax elections or other actions or omissions of the Company or Purchaser after the Closing Date would be deemed to affect the obligations of the Company for Taxes attributable to the period before the Closing Date.

               (s)    Title and Condition of Real Properties.

                      (i)    The Company does not own any real property.

                      (ii) Leased Properties. The attached "Leased Property Schedule" lists and describes briefly all real property that is used or occupied by the Company in connection with its business but not owned by the Company and the Leases, subleases and agreements by which such property is used and occupied (the "Leased Property").

                      (iii) The Company has delivered to Purchaser correct and complete copies of the leases and subleases listed in the Leased Property Schedule (collectively, the "Leases")). Each of the Leases is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any other party to such leases is, in breach or default of such lease and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit terminations, modification or accelerations under the Leases. No party to the Leases has repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to the Lease. The Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Purchaser, and the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases.

                      (iv) All buildings and all components of all buildings, structures and other improvements included within the Leased Property (the "Improvements"), are in good condition and repair and adequate to operate such facilities as currently used. All utilities and other similar systems serving the Leased Property are installed and operating and are sufficient to enable the Leased Property to continue to be used and operated in the manner currently being used and operated, and any so-call hook-up fees or other associated charges have been fully paid. Each Improvement has direct access to a public street adjoining the Leased Property on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement.

               (t) Insurance. The attached "Insurance Schedule" sets forth a true and complete description of each insurance policy maintained by the Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. Except as would have a Material Adverse Effect, the Company is not in default with respect to its obligations under any insurance policy maintained by it, and neither the Company has not been denied insurance coverage. The Company has no self-insurance or co-insurance programs.

               (u) Employees. To the Sellers' knowledge, no member of the Company's sales force has any plans to terminate employment with the Company. Except as set forth on the attached "Employees Schedule", none of the employees of the Company are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company. The Company is in compliance with all laws pertaining to the employment of employees.

               (v)    Employee Benefit Plans.

                      (i) The attached "Employee Benefits Schedule" contains an accurate and complete list of (a) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA at any time contributed to, maintained or sponsored by the Company, or with respect to which the Company has any liability or potential liability; and (b) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by the Company for the benefit of any present or former employee, officer or director of the Company, or with respect to which the Company has any liability or potential liability. Each such item listed on the Employee Benefits Schedule is referred to herein as a "Benefit Plan."

                      (ii) The Employee Benefits Schedule contains an accurate and complete list of each collective bargaining agreement, each other agreement, arrangement, commitment, understanding, plan, or policy of any kind, whether written or oral, with or for the benefit of any current or former employee, officer or director and each other written agreement, arrangement, commitment, understanding, plan or policy with any consultant (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each such item listed on the Employee Benefits Schedule is referred to herein as a "Compensation Commitment."

                      (iii) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust which forms a part of any such Benefit Plan (a) has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and
        (b) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

                      (iv) Except as set forth on the Employee Benefits Schedule, the Company does not contribute to, maintain, sponsor or have any liability with respect to any defined benefit "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and the Company has not contributed to, maintained or sponsored or has any liability with respect to any such employee pension benefit plan for any time during the six-year period immediately preceding the date hereof.

                      (v) Except as set forth on the Employee Benefits Schedule, none of the Benefit Plans or Compensation Commitments obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership.

                      (vi) Except as set forth on the Employee Benefits Schedule, (a) each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (b) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and the Seller is not aware of any facts or

                      (vii) Except as set forth on the Employee Benefits Schedule, (a) the Company has complied with the health care continuation requirements of Part 6 of Title I of ERISA ("COBRA") as applicable; and
        (b) the Company has no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of the Business or any other person, except as specifically required by COBRA.

                      (viii) Except as set forth on the Employee Benefits Schedule, (a) the Company has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (b) the Company is not bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

                      (ix) Except as set forth on the Employee Benefits Schedule, the actions contemplated by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

                      (x) The Company has no liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and the Seller.

                      (xi) With respect to each Benefit Plan and each Compensation Commitment, the Company has provided Purchaser with true, complete and correct copies of (to the extent applicable) (a) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered, (b) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (c) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and (d) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

               (w) Environmental and Safety Matters. Except as set forth on the attached "Environmental Schedule":

                      (i) The Company has complied, and is in compliance, in all material respects, with all Environmental and Safety Requirements.

                      (ii) The Company has not received any material written or oral notice, report or other information, aside from such of the foregoing which have been substantially settled or otherwise resolved, regarding any actual or alleged material violation of Environmental and Safety Requirements, or any material liabilities or potentially material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to its past or current business or facilities and arising under Environmental and Safety Requirements.

                      (iii) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to CERCLA or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements.

                      (iv) The Company has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any material obligation for corrective or remedial action, of any other Person arising under Environmental and Safety Requirements.

                      (v) The Company has provided Purchaser all material environmental study, assessment, audit and analytical reports in their possession or under their reasonable control relating to the past or current properties or facilities of the Company and all other documents materially bearing on environmental compliance or liability issues relating to the Company.

               (x) Affiliated Transactions. Except as set forth on the attached "Affiliated Transactions Schedule," no officer, director, employee or other Affiliate of the Company, or any individual related by blood, marriage or adoption to any such individual or entity in which any such Person or individual owns any beneficial interest, is a party to any agree ment, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

               (y) Customers and Suppliers. The Company has not received any notice that any material customer or supplier intends to terminate or materially reduce its business with the Company and no material customer or supplier has terminated or materially reduced its business with the Company in the last twelve (12) months.

               (z) Undisclosed Liabilities. Except as set forth on the attached "Liabilities Schedule," the Company does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto) and (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit and all of which will be reflected on the Closing Balance Sheet).

               (aa) Disclosure. Except for the representations and warranties contained in this Agreement and in any schedule, exhibit or other written material delivered in connection with this Agreement, the Sellers have not made any representation or warranty concerning the Company in connection with the transactions contemplated by this Agreement (including, without limitation, any oral representations or warranties or any representation or warranty regarding any financial projections heretofore delivered to Purchaser).

               3.2 Representations and Warranties of Sellers. As a material inducement to Purchaser to enter into this Agreement and acquire the Company Stock hereunder, Sellers hereby, jointly and severally, represent and warrant to Purchaser that:

               (a) Authority and Power. Each Seller has the authority and power to enter into this Agreement and carry out the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to which the Sellers are party have been (or will be) duly executed and delivered by the Sellers.

               (b) No Breach. This Agreement and each of the other documents, instruments or agreements delivered hereunder to which any Seller is a party each constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms. The execution and delivery by any Seller of this Agreement and all other agreements, documents or instruments contemplated hereby to which such Seller is a party, the sale of the Company Stock hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
        (iii) result in the creation of any Lien upon such Seller's assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, or any law, statute, rule or regulation to which such Seller is subject, or any agreement, instrument, order, judgment or decree to which such Seller is subject.

               (c) Title to Company Stock. Each Seller owns beneficially and of record and has good and marketable title to one-half of the issued and outstanding shares of the Company Stock. Upon consummation of the transactions contemplated herein, Purchaser shall own good and marketable title to all of the Company Stock, which will constitute all of the outstanding equity securities of the Company, free and clear of all Liens, options, proxies, voting trusts or other agreements, applicable federal and state securities law restrictions and any other restrictions whatsoever created or suffered to exist by Sellers. Upon consummation of the transactions contemplated herein, the Company shall not have outstanding any stock or securities convertible or exchangeable for any of its Company Stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase the Company Stock (other than pursuant to this Agreement) or any stock or securities convertible into or exchangeable for Company Stock or any stock appreciation rights or phantom stock plans.

               (d) Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers.

               (e) Litigation. There are no actions, suits or proceedings pending or, to Sellers' knowledge, threatened against any Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic of foreign, which if determined adversely to such Seller would have a Material Adverse Effect.

               (f) Compliance with Laws. With respect to matters affecting the Company, each Seller is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

               (g) Company Transactions. No Seller is a party to or bound by any agreement with respect to a Company Transaction other than this Agreement.

               3.3 Representations and Warranties of Purchaser. As a material inducement to Sellers and the Company to execute this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers and the Company that:

               (a) Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to conduct business in each other jurisdiction wherein the nature of its business or ownership of property requires it to be so qualified except where failure to so qualify would not materially adversely effect the assets, business, operations or financial condition of Purchaser.

               (b) Authorization of Transaction. Purchaser has the power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

               (c) Noncontravention. The consummation of the transactions contemplated hereby will not (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of the Operating Agreement of Limited Liability Company of Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, fran chise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien, or other arrangement to which Purchaser or any of its Affiliates is a party or by which any of them is bound or to which any of their assets is subject.

               (d) Governmental Consent. Purchaser is not required to give any notice to, make any material declaration to or registration or filing with, or to obtain any material permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

               (e) Brokers' Fees. Purchaser has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

               (f) Investment Purposes. Purchaser is aware that the shares of the Company Stock delivered to Purchaser hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws. Purchaser is purchasing the Company Stock for its own account for investment and not with a view to or for sale in connection with any distribution in violation of the Securities Act. By virtue of Purchaser's acumen, knowledge and business experience, Purchaser is capable of understanding and evaluating the risks, hazards and merits of purchasing the Company Stock.


                        ARTICLE 4 - ADDITIONAL AGREEMENTS

               4.1 Post-Closing Assistance. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby (including, without limitation, with respect to the sales into, printing and publication of each of the Future Editions), each of the Parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 4.3).

               4.2    Confidentiality.

               (a) Information Concerning the Parties. Each Seller shall keep confidential all information regarding the Directories or Purchaser's businesses which is or has been furnished to Seller or his representatives, employees, advisors or Affiliates; provided that the foregoing restriction shall not apply to any information which (i) becomes generally available to the public other than as a result of any breach of this Section 4.2(a) or (ii) becomes available to Sellers on a non-confidential basis from a source other than the Party to which the information relates (provided that such source is not bound by a legal or fiduciary obligation or secrecy with or the Party to which the information relates).

               (b) Notice of Compulsory Disclosure. In the event any Seller is required to disclose any confidential information pursuant to applicable law, such Seller shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with to preserve the confidentiality of such information consistent with applicable law.

               (c)    Non-Competition.

                      (i) As a material inducement to Purchaser to enter into
               and perform its obligations under this Agreement, for the five-year period commencing with the date hereof, neither Seller will, directly or indirectly, either for himself or herself or for or on behalf of any partnership, individual, corporation, joint venture or any other entity participate in any business (including, without limitation, any division, group or franchise of a larger organization) which engages in or proposes to engage in the promotion, sale, distribution, production or printing of telephone directory "yellow pages" or similar products or related services in any area within the 50-mile radius surrounding locations covered by any yellow page directory published by Purchaser (including the Directories) in Michigan or Ohio. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

                      (ii) Each Seller agrees that Purchaser would suffer
               irreparable harm from a breach by such Seller or any of such Seller's representatives of any of the covenants or agreements contained in Section 4.2. In the event of an alleged or threatened breach by any Seller or any of such Seller's representatives of any of the provisions of this Section 4.2, Purchaser or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof equal to the length of the violation of this Section 4.2(c).

                      (iii) If, at the time of enforcement of this Section 4.2,
               a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Seller agrees that the restrictions contained in this Subsection 4.2(c) are reasonable.

                      (iv) Each Party agrees that the covenants made in this
               Section 4.2 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

               4.3    Indemnification.

               (a) In addition to all rights and remedies available to Purchaser at law or in equity, Seller shall indemnify Purchaser, its Affiliates, members, managers, officers, employees, agents, representatives, permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against, and pay on behalf of or reimburse each Purchaser Indemnitee for, as and when incurred at any time after the date hereof, any Loss which any such Purchaser Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) subject to the limitations set forth in Section 4.5(a), any breach of any representation or warranty made by any Seller in this Agreement or any facts or circumstances constituting such a breach or (ii) any breach of any covenant or agreement by any Seller contained in this Agreement or any other agreement delivered pursuant hereto; provided that Sellers' liability hereunder with respect to Losses arising out of Section 4.3(a)(i) (other than as a result of any breach of Sections 3.1(a), (b), (q), (r) and (v) and Sections 3.2(a) and (c) (collectively, the "Unlimited Warranties") (i) Sellers' aggregate liability shall not exceed the Escrow Amount, as may be reduced pursuant to the terms of the Escrow Agreement and (ii) Sellers shall have no liability until and then, to the extent that, such Losses exceed $5,000 in the aggregate.

               (b) In addition to all rights and remedies available to Sellers at law or in equity, Purchaser shall indemnify Sellers in respect of, and save and hold them harmless from and against, and pay on behalf of or reimburse Sellers for, as and when incurred at any time after the Closing, any Loss which Sellers may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of the breach by Purchaser of any representation, warranty, covenant or agreement made by Purchaser contained in this Agreement or the ownership and operation of the Directories by Purchaser after the date hereof.

               (c) If a party hereto seeks indemnification under this Section 4.3, such Party (the "Indemnified Party") shall give written notice to the other Party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation (a "Proceeding") shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 4.3, the Indemnified Party shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided however, that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full Indemnity pursuant to Section 4.3, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within thirty (30) days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the

        Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment. If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

               (d) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of any Loss incurred by the Indemnified Party hereunder but in any event not later than thirty (30) days after Indemnifying Party received notice of a Loss.

               (e) Purchaser's sole and exclusive remedy against Seller with respect to Losses arising out of any breach of the representations and warranties set forth in Sections 3.1 and 3.2 (other than the Unlimited Warranties) shall be recourse, pursuant to Section 4.4, against the Escrow Amount.

               4.4    Arbitration.

               (a) The arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Section 4.3 (the "Disputes"), provided that, nothing in this Section 4.4 shall prohibit a party hereto from instituting litigation to enforce any Final Determination or availing itself of the remedies set forth in Section 4.2(c). The Parties hereby agree and acknowledge that, except as otherwise provided in this
        Section 4.4 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Michigan law.

               (b) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within fifteen business days after such delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the Detroit, Michigan office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

               (c) Sellers and Purchaser shall agree upon one independent arbitrator expert in the subject matter of the Dispute. If Sellers and Purchaser are unable to agree on an arbitrator within 20 days after their selection, Sellers and Purchaser shall each prepare a list of three independent arbitrators. Sellers and Purchaser shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Sellers and Purchaser.

               (d) The arbitrator selected pursuant to clause (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Purchaser submits a claim for $1,000, and if Seller contests only $500 of the amount claimed by Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to Seller and 40% (i.e. 200 / 500) to Purchaser.

               (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

               (f) Purchaser and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

               (g) If any Party shall fail to pay the amount of any damages, if any, assessed against it within ten (10) days of the delivery to such Party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest announced by Key Bank, N.A., in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) plus 3.00% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever

        (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

               4.5 Tax Matters. Sellers and Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Upon reasonable notice from the Sellers, Purchaser shall cause the Company to make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents, or determine any information not then in its possession, in response to a request under this Section. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Purchaser will retain all returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Sellers will have the right to control any response to any audit or litigation with respect to Taxes for which they are obliged to indemnify Purchaser as an Unlimited Warranty under this Agreement; provided that Sellers will not enter into any compromise or settlement with respect to such Taxes without Purchaser's prior consent (which consent shall not be unreasonably withheld).

               4.6    Miscellaneous.

               (a) Representations and Warranties. Subject to Section 4.3(e), all of the representations and warranties made by Purchaser in this Agreement and all of the representations and warranties made hereunder by the Parties (other than the Unlimited Warranties) shall survive the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, regardless of any investigation made by any Party or on its behalf through the one-year anniversary of the date hereof. Neither Party's participation in the consummation of any transaction pursuant to this Agreement (or any agreement contemplated hereby) nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation and warranty which shall continue in full force and effect after the Closing.

               (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof (including the letter agreement by Purchaser to Sellers dated June 4, 1998).

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

               (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

        If to Seller:                    with a copy (which shall not constitute
                                         notice) to:
        Dale Engberson
        676 Stonecrest Drive             Dykema Gossett PLLC
        Adrian, MI  49221                315 East Eisenhower Parkway
                                         Suite 100
                                         Ann Arbor, MI 48101
                                         Attn: Jeffrey Lipshaw
                                         Telecopy #: (734) 214-7696

        If to Purchaser:                 with a copy (which shall not constitute
                                         notice) to:
        TransWestern Publishing
        Company LLC
        8328 Clairemont Mesa Blvd.       Kirkland & Ellis
        San Diego, CA  92111             200 East Randolph Drive
        Attn:  Joan Fiorito              Chicago, IL  60601
        Chief Financial Officer          Attn: Wendy L. Chronister
        Telecopy #:  (619) 292-4125      Telecopy #: (312) 861-2200

               Any Party may change the address and/or telecopier number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

               (H) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               (k) Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser each will bear their own costs and expenses (including legal and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

               (l) Taxes; Recording Charges. All transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other Taxes and fees arising out of the sale of the Company Stock or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby shall be paid by Sellers when due and will not be paid with the assets of the Company. Sellers will, at their own expense, file all necessary Tax Returns and other documentation in connection with the Taxes and fees encompassed in this
        Section 4.5(l).

               (m) Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

               (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (o) Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender- neutral form.


                  *          *          *          *          *

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        TRANSWESTERN PUBLISHING COMPANY LLC

                                        By:  TransWestern Communication Inc.,
                                               its Manager


                                        By:  /s/ RICARDO PUENTE
                                             --------------------------------
                                        Its: President and CEO


                                        TARGET DIRECTORIES OF MICHIGAN, INC.

                                               /s/ DALE ENGBERSON
                                        -------------------------------------
                                                   Dale Engberson
                                                   President


                                               /s/ DALE ENGBERSON
                                        -------------------------------------
                                                   Dale Engberson


                                               /s/ RHONDA L. ENGBERSON
                                        -------------------------------------
                                                   Rhonda L. Engberson



                  (Signature Page to Stock Purchase Agreement)